Exhibit 10.47

September 2, 2003

REVISED

John A. Keller, Ph.D.

239 Morgan Street

Phoenixville, PA 19460

Dear John:

It is with great pleasure that we offer you the position of Executive Vice President and Chief Business Officer at Incyte Corporation. In this position you will report directly to Paul A. Friedman, M.D., Chief Executive Officer and will be a member of the Executive Leadership Team. This offer is subject to Board of Directors Approval. The terms of this offer are set forth in this letter. Should you accept our offer, your salary will be $11,153.85 per bi-weekly pay period (equivalent to $290,000 on an annualized basis). This is a salaried, exempt position, as your salary covers compensation for all hours worked. As an incentive for joining Incyte, we offer a signing bonus of $150,000. You agree that if you voluntarily terminate your employment or are terminated for cause within one year from your start date, you will repay the bonus amount to Incyte. Performance evaluations will be conducted annually.

You are eligible to participate in the Incentive Compensation Plan (ICP), an annual cash incentive plan. Employees are assigned a “Funding Target”, based on their job category, as a percent of base pay. As an Executive Vice President and Chief Business Officer, your funding target is 50%. Your individual award will be based on Company Performance vs. Company Goals, and your Individual Performance vs. your Individual Goals. Actual awards are variable and could be more or less than your individual funding target. This cash incentive plan is subject to ongoing approval by the company’s Board of Directors, and may be modified or terminated by the Board of Directors at its discretion. If you begin employment prior to October 1, 2003, you will be eligible for a prorated 2003 incentive award.

Where appropriate, Incyte is sensitive to the personal need of employees and attempts to promote quality of life for our staff. As consideration for your current location, we would like to offer relocation assistance, which will be provided by our contracted relocation company, ReloAction. A representative from ReloAction will be in touch with you to discuss further details regarding your move. A summary of the services offered to assist in your move may include: packing and moving of household goods, temporary accommodation assistance, house hunting trip and final travel costs. You agree that if you voluntarily terminate your employment or are terminated for cause within one year from your start date, you will be required to immediately repay all relocation assistance paid by the Company. This will be pro-rated depending on number of months worked.

John A. Keller, Ph.D.

September 2, 2003

As a valued employee of Incyte we would like to offer you options on 200,000 shares of Incyte common stock. This grant is subject to the approval of the Board of Directors. The specific terms and conditions of this grant including exercise price and vesting conditions will be set forth in a Stock Option Agreement to be entered into between you and the Company. We guarantee you an option grant of 50,000 additional shares of Incyte common stock during our annual option renewal process in February of 2004.

In addition, Incyte agrees that, if Incyte terminates your employment for any reason other than for Cause, you will be entitled to a one-time payment in the amount of one times your annual base salary plus target bonus on the date of termination. Please see Attachment A for details relating to payment.

As was discussed in the interview process, Incyte offers employees and their eligible dependents a variety of group health insurance benefits. Effective on your first day of employment, you will be eligible for these benefits, which currently include medical, dental, vision, disability and life insurances. An outline of our benefit package is enclosed. The premium costs of these benefits for employees are currently being paid by Incyte. Incyte offers a 401(k) Plan available for your participation effective on your first day of employment. Paid Time Off (PTO) is accrued at a rate of 6.15 hours per pay period (bi-weekly) per year. The number of days of PTO that you will accrue for 2003 depends upon your start date. In 2004, and through four years of service, you will continue to accrue PTO at the 6.15 hours bi-weekly and be eligible for 20 days annually. Information about these programs and other company benefits along with guidelines concerning employment are contained in Incyte’s Employee Handbook.

As a condition of your employment with Incyte, you are required to sign the enclosed Confidential Information and Invention Assignment Agreement (“Agreement”) protecting Incyte’s proprietary and competitive information. This offer of employment is subject to your acceptance of the terms of the Agreement. As an Incyte employee, you will be responsible for carrying out your duties and upholding all company policies as outlined in the company Employee Handbook and in the Agreement, as may be modified from time to time. Please note that your employment with Incyte, if accepted, will be on an “at will” basis, meaning that either you or the Company can terminate the employment relationship for any reason at any time.

This offer of employment is contingent upon your being able to provide Incyte with documentation that verifies your identity and employment eligibility on the date that you report to work. A list of acceptable documents is enclosed. This offer of employment is also contingent on the Company receiving satisfactory background checks.

John A. Keller, Ph.D.

September 2, 2003

John, we would be delighted by your decision to join Incyte Corporation and we look forward to your acceptance of this offer of employment. We believe Incyte offers an exciting and challenging opportunity.

In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to Paula Swain along with your signed Confidentiality Agreement, Computer Usage Policy, and EEO form. Please fax your signed acceptance letter to the confidential Human Resources Department fax: 302-425-2704. The Agreement must be returned with a signed copy of this letter to be considered a valid acceptance. The other copy of this offer letter is for your records. In the meantime, should you have any questions about our offer or about the company more generally, please contact me.

Sincerely,

/s/ PAUL A. FRIEDMAN	/s/ PAULA J. SWAIN

Paul A. Friedman, M.D. Chief Executive Officer	Paula J. Swain Executive Vice President, Human Resources

I have read and understand the terms of this offer including the attached Confidential Information and Invention Assignment Agreement. I agree to the terms of employment set forth in this letter and Confidentiality Agreement and will be available to report to work on Monday, September 22, 2003.

/s/ JOHN A. KELLER

NAME John A. Keller